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                                                                   EXHIBIT 99(1)


            Harrah's Atlantic City Plans $80 Million Casino Expansion

         LAS VEGAS, August 1, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) announced plans today for an $80 million expansion of its Harrah's Atlantic City casino/hotel to complement the addition of a $113 million hotel tower already under construction at the property.

          The 50,000-square-foot expansion will create 28,000 square feet of new casino floor space and add 950 slot machines to meet heavy customer demand, especially during high-volume summer, weekend and holiday seasons.

         The expansion, which is subject to governmental approvals, also will include an elegant 19,500-square-foot grand lobby/porte cochere, add 2,500 square feet to the Fantasea Reef buffet and enhance the building's facade.

         "There are several exciting dynamics taking place in the Atlantic City market," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer. "Our new 452-room hotel tower addition should open next April and the opening of the Connector should improve access to and ease traffic congestion in the Marina District. The casino expansion will capitalize on those developments by providing new amenities that should draw additional customers to our property."

         The project will expand the current casino outward from the corner of the Fantasea Reef buffet to the existing hotel lobby area in the Marina Tower. Plans for the casino area call for the addition of 950 slots and creation of a new 900-square-foot coin redemption area.


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         Tim Wilmott, Harrah's Entertainment Eastern Division President, said the expansion would allow the property to address capacity constraints. "With the Connector now open and our new hotel coming on line next spring, our expanded casino will be able to accommodate the influx of new guests expected to visit the property. As it is, our casino is already experiencing extremely high usage during peak periods.

         "This expansion allows us to address the current and future demand from our slot players and provides our guests with a superior experience through the addition of a stylish grand lobby and porte cochere," Wilmott added.

         The grand lobby will blend with the new front desk area featuring high dome ceilings and marble flooring, while the porte cochere will allow better access through a new roadway design. The area will provide visitors with separate drop-off and pick-up locations.

         Other developments included in the project are expansion of the Fantasea Reef buffet and an enhanced building facade. Approximately 75 to 100 new seats will be added to the Fantasea Reef buffet through a 2,500-square-foot expansion, which will minimize wait time for guests especially during peak periods. Outside, visitors will be greeted with a spectacular facade on the new entrance.

         "This project will underscore our identity as the premier casino in the Marina," said Gary Loveman, Harrah's Entertainment President and Chief Operating Officer. "Our focus is to combine the unsurpassed customer service our players expect with a well-designed and aesthetically pleasing luxury casino that meets the needs of our guests in the areas of slot play, easy access and convenient dining."


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         The project will be done in two phases. The first phase, which includes the casino and grand lobby/porte cochere, is scheduled for completion in June 2002. Phase Two, which expands the Fantasea Reef buffet, is scheduled to begin in January 2003 with completion expected in May 2003. The addition of 950 slot machines will also be phased in, with 500 units expected to be added in June
2002 and the remainder expected in 2003.

         Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most geographically diversified casino company in the United States, operating 25 casinos under the Harrah's, Showboat, Rio and Harveys brand names. The company has also contracted with the Rincon Band of San Luiseno Mission Indians to manage a $125 million resort hotel and casino under construction on the tribe's land in Southern California. With a combined database of more than 24 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

         Additional information about Harrah's Entertainment is available on the Company's web site, www.harrahs.com.
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         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans,


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intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.

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